Date: March 30, 2005

MC IBIS SHIPPING LIMITED
and
MC EID SHIPPING LIMITED
as joint and several borrowers

- and -

SCOTIABANK EUROPE PLC
as Lender

LOAN AGREEMENT

relating to
a loan facility of up to US$68,000,000
to finance part of the acquisition costs of the
LPG carriers “BERGE KOBE”
and “BERGE FLANDERS”

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	12

3	DRAWDOWN	12

4	INTEREST AND TRANSACTIONS	13

5	INTEREST PERIODS	15

6	DEFAULT INTEREST	16

7	REPAYMENT AND PREPAYMENT	17

8	CONDITIONS PRECEDENT	19

9	REPRESENTATIONS AND WARRANTIES	19

10	GENERAL UNDERTAKINGS	21

11	CORPORATE UNDERTAKINGS	23

12	INSURANCE	24

13	SHIP COVENANTS	28

14	SECURITY COVER	32

15	PAYMENTS AND CALCULATIONS	33

16	APPLICATION OF RECEIPTS	34

17	APPLICATION OF EARNINGS	34

18	EVENTS OF DEFAULT	35

19	FEES AND EXPENSES	39

20	INDEMNITIES	40

21	NO SET-OFF OR TAX DEDUCTION	42

22	ILLEGALITY, ETC	43

23	INCREASED COSTS	43

24	SET OFF	45

25	TRANSFERS AND CHANGES IN LENDING OFFICE	45

26	VARIATIONS AND WAIVERS	46

27	NOTICES	46

28	JOINT AND SEVERAL LIABILITY	48

29	SUPPLEMENTAL	49

30	LAW AND JURISDICTION	49

SCHEDULE 1 DRAWDOWN NOTICE		51

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		52

EXECUTION PAGE		54

THIS AGREEMENT is made on     March 2005

BETWEEN

(1)	MC IBIS SHIPPING LIMITED and MC EID SHIPPING LIMITED as joint and several borrowers; and

(2)	SCOTIABANK EUROPE PLC, acting through its office at Scotia House, 33 Finsbury Square, London EC2A 1BB, England (the “Lender”).

BACKGROUND

(A)
The Lender has agreed to make available to the Borrowers a facility of up to $68,000,000 in 2 advances, Advance A and Advance B (each as defined below). Advance A shall be used for the purpose of financing the acquisition of the 1987 built 77,749 cu.m LPG carrier “BERGE KOBE” to be purchased by IBIS and Advance B shall be used for the purpose of financing the 1991 built 75,353 cu.m LPG carrier “BERGE FLANDERS” to be purchased by EID.

(B)	The Lender may enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Accounts Security Deed” means a deed creating security in respect of the Earnings Accounts and the Retention Accounts in such form as the Lender may require;

“Advance A” means the principal amount of the first borrowing by the Borrowers under this Agreement;

“Advance A Master Agreement” means a master agreement (on the 1992 ISDA (Multicurrency-Crossborder) form) made or to be made between the Lender and IBIS in such form as the Lender may require, and includes all Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement;

“Advance A Master Agreement Liabilities” means all liabilities which IBIS has, at the date of this Agreement or at any later time or times, under or by virtue of the Advance A Master Agreement or any judgment relating to the Advance A Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Advance B” means the principal amount of the second borrowing by the Borrowers under this Agreement;

“Advance B Master Agreement”means a the master agreement (on the 1992 ISDA (Multicurrency Crossborder) form) made or to be made between the Lender and EID in such form as the Lender may require, and includes all Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement;

“Advance B Master Agreement Liabilities” means all liabilities which EID has, at the date of this Agreement or at any later time or times, under or by virtue of the Advance B Master Agreement or any judgment relating to the Advance B Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Advances” means Advance A and Advance B;

“Approved Manager” means, in relation to a Ship and with respect to its technical management, V Ships Group Ltd. or any other company which the Lender may approve from time to time as the technical manager of the Ship;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the date falling 3 months after the date of the Commitment Letter (or such later date as the Lender may agree with the Borrowers); or

(b)	if earlier, the second Drawdown Date or the date on which the Commitment is fully borrowed, cancelled or terminated;

“Borrowers” means EID and IBIS;

“Business Day” means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Commitment” means $68,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Commitment Letter” means a letter dated 4 March 2005 addressed by Lender to the Borrowers and setting out the terms on which the Commitment is to be made available and in which such terms are acknowledged and agreed by the Borrowers;

“Confirmation” has the meaning given in the Master Agreement to which that confirmation relates;

“Contractual Currency” has the meaning given in Clause 20.4;

“Deed of Covenant” means, in relation to a Ship, a deed of covenant collateral to the Mortgage on the Ship and creating charges over the Ship, its Earnings, its Insurances and any Requisition Compensation in such form as the Lender may require;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning the Ship and which arise out of the use or operation of the Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to that Borrower in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances relating to the Ship in respect of loss of earnings; and

(c)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account”means, in relation to a Ship, an account in the name of the Borrower owning the Ship with the Lender in London designated “[Name of Borrower] - Earnings Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account in relation to the Ship for the purposes of this Agreement;

“EID” means MC Eid Shipping Limited, a company incorporated in The Commonwealth of the Bahamas whose registered office is at 4 George Street, Mareva House, Nassau, Bahamas;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower owning the Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower owning the Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	the Mortgages;

(d)	the Deeds of Covenants;

(e)	the Accounts Security Deed;

(f)	the Master Agreement Security Deeds;

(g)	the Manager’s Letters of Undertaking; and

(h)
any other document (whether creating a Security Interest or not) which is executed at any time by a Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“First Ship” means the Norwegian International flagged 1987 built 77,749 cu.m LPG carrier currently named “BERGE KOBE” registered in the name of the Time Charterer with IMO Number 8519966 which is to be purchased by IBIS and registered in its name under the Bahamas flag with the same name;

“Flanders Time Charter” means the time charter dated 25 February 2005 and made between EID and the Time Charterer pursuant to which EID has agreed to let, and the Time Charterer has agreed to take, the Second Ship on time charter for the period and on the terms and conditions specified therein;

“Guarantee” means the guarantee of the liabilities of the Borrowers under the Finance Documents and the Master Agreements dated the same date as this Agreement and executed by the Guarantor in favour of the Lender;

“Guarantor” means MC Shipping Inc., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“IBIS” means MC Ibis Shipping Limited, a company incorporated in The Commonwealth of the Bahamas whose registered office is at 4 George Street, Mareva House, Nassau, Bahamas;

“Insurances” means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended);

“Kobe Time Charter” means the time charter dated 25 February 2005 and made between IBIS and the Time Charterer pursuant to which IBIS has agreed to let, and the Time Charterer has agreed to take, the First Ship on time charter for the period and on the terms and conditions specified therein;

“Lender” means Scotiabank Europe plc, a company incorporated in England and Wales and acting through its office at Scotia House, 33 Finsbury Square, London EC2A 1BB, England (or through another office notified to the Borrowers under Clause 25.6) or its successors or assigns; or

“LIBOR” means, for an Interest Period, the rate per annum determined by the Lender to be the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender's request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount of the Advances or (as the context requires) the principal amount thereof for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Manager’s Letter of Undertaking” means, in relation to a Ship and the Approved Manager of it, a letter of subordination addressed to the Lender in such form as the Lender may require;

“Margin” means, in relation to an Advance:

(a)	while the Time Charter relating to the Ship financed with that Advance remains in full force and effect (or has been replaced by a Replacement Time Charter), 0.85 per cent. per annum; or

(b)	otherwise:

(i)	1.0 per cent. per annum if Tangible Net Worth is at least $75,000,000; or

(ii)	otherwise, 1.1 per cent. per annum;

“Master Agreement Liabilities” means the Advance A Master Agreement Liabilities and the Advance B Master Agreement Liabilities;

“Master Agreement Security Deed” means, in relation to a Master Agreement, a charge over the Master Agreement in such form as the Lender may require;

“Master Agreements” means the Advance A Master Agreement and the Advance B Master Agreement;

“MOA” means:

(a)	in relation to the First Ship, the memorandum of agreement dated 23 February 2005 and made by and between IBIS as purchaser and the Time Charterer as seller of the First Ship; and

(b)	in relation to the Second Ship, the memorandum of agreement dated 23 February 2005 and made by and between EID as purchaser and the Time Charterer as seller of the Second Ship;

“Mortgage” means, in relation to a Ship, the first priority statutory Bahamas ship mortgage on the Ship in such form as the Lender may require;

“Negotiation Period” has the meaning given in Clause 4.6;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by a Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13;

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Replacement Time Charter” means, in relation to a Ship, a time charter of that Ship the charterer of which, in the reasonable opinion of the Lender, is of similar credit standing and reputation to the Time Charterer;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means, in relation to an Advance and the Ship financed by it, an account in the name of the Borrower owning that Ship with the Lender in London designated “[Name of Borrower]- Retention Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Retention Account for that Advance for the purposes of this Agreement;

“Second Ship” means the Bahamas flagged 75,353 cu.m LPG carrier currently named “BERGE FLANDERS”, registered in the name of the Time Charterer with IMO Number 9000883 which is to be purchased by EID and registered in its name under the Bahamas flag with the same name;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or the Master Agreements or any judgment relating to the Finance Documents or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Guarantor, any Approved Manager and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:

(a)	all amounts which have become due for payment by either Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or either Master Agreement; and

(c)
neither a Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document or either Master Agreement;

“Ships” means the First Ship and the Second Ship;

“Tangible Net Worth” has the meaning given to it in the Guarantee;

“Time Charterer” means Bergesen d.y. Shipping AS, a company incorporated in Norway whose registered office is at Drammensveien 106, 0204 Oslow, Norway;

“Time Charters” means the Kobe Time Charter and the Flanders Time Charter;

“Time Charter Period” means in relation to a Time Charter, that part of the Security Period which falls within the period commencing on the date the relevant Ship is delivered to the Time Charterer and ending on the date on which the Time Charter expires by effluxion of time or (if earlier) on the date on which the Time Charter is otherwise terminated or frustrated or the relevant Ship is withdrawn from hire under the Time Charter;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the relevant Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the relevant Borrower's full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:

(c)	the date on which a notice of abandonment is given to the insurers; and

(d)	the date of any compromise, arrangement or agreement made by or on behalf of a Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(e)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred; and

“Transaction”has the meaning given in the Master Agreement to which it relates.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of a Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its security council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which each Borrower is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or (with respect to Insurances commencing on or after 1/11/1995) clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine but does not include tax or the net income of the Lender; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or (with respect to Insurances commencing on or after 1/11/1995) clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3
Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)
references to, or to a provision of, a Finance Document or a Master Agreement or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make a loan facility not exceeding $68,000,000 available to the Borrowers.

2.2	Purpose of Loan. The Borrowers undertake with the Lender to use each Advance only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1
Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date of that Advance.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of Advance A shall not exceed $27,000,000;

(c)	the amount of Advance B shall not exceed $41,000,000; and

(d)	the aggregate amount of the Advances shall not exceed the Commitment.

3.3
Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director, officer or attorney-in-fact of both Borrowers; and, once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4
Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance to the Borrowers; and payment to the Borrowers shall be made to the account of the Time Charterer which the Borrowers specify in the Drawdown Notice.

3.5
Disbursement of Advance to third party. The payment by the Lender under Clause 3.4 to the Time Charterer shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Advance.

4	INTEREST AND TRANSACTIONS

4.1
Payment of normal interest. Subject to the provisions of this Agreement, interest on an Advance in respect of each Interest Period applicable to it shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on an Advance in respect of an Interest Period applicable to it shall be the aggregate of:

(a)	the applicable Margin;

(b)	LIBOR for that Interest Period; and

(c)	any costs notified by the Lender to the Borrower under clause 19.5 as being applicable for that Interest Period.

4.3
Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.4
Notification of market disruption. The Lender shall promptly notify the Borrowers if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund an Advance (or any part of it) during any Interest Period applicable to it, stating the circumstances which have caused such notice to be given.

4.5
Suspension of drawdown. If the Lender's notice under Clause 4.4 is served before an Advance is made, the Lender's obligation to make the Advance shall be suspended while the circumstances referred to in the Lender's notice continue.

4.6
Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after an Advance is made, the Borrowers and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Advance during the Interest Period concerned.

4.7
Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8
Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Advance plus the applicable Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9
Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Lender under Clause 4.8, the Borrowers may give the Lender not less than 15 Business Days' notice of its intention to prepay the Advance at the end of the interest period set by the Lender.

4.10
Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Advance, together with accrued interest thereon at the applicable rate plus the applicable Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

4.12	Transactions under the Master Agreements. The Lender and the Borrowers agree that:

(a)
the Borrowers may from time to time request the Lender to conclude Transactions for the purpose of hedging the Borrowers’ interest payment obligations under Advance A and Advance B (or either of them). However, signature of the Master Agreements does not commit the Lender to conclude Transactions, or even to offer terms for doing so;

(b)
Transactions should only be used for the purpose of swapping the Borrowers’ interest payment obligations under this Clause 4 from LIBOR-based funding to longer-term fixed rate funding and not for speculative purposes;

(c)	floating rate sums derived from such Transactions should be paid to the Borrowers to meet the Borrowers’ interest payment obligations under this Clause 4; and

(d)
no Transactions shall be entered into which would result, at any time during the Security Period, in the notional principal amount of all Transactions then current exceeding the amount of the Loan, as reducing from time to time under Clause 7.1.

4.13	Guarantee of EID’s obligations. IBIS unconditionally and irrevocably:

(a)	guarantees the due payment of all the Advance B Master Agreement Liabilities;

(b)	undertakes to pay to the Lender on the Lender’s first written demand, any such amount which is not paid by EID when such amount becomes due;

(c)	undertakes to procure that EID shall perform all its other obligations under the Advance B Master Agreement; and

(d)
shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender as a result of or in connection with any obligation or liability of EID which is hereby guaranteed by IBIS being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover.

4.14	Guarantee of IBIS’s obligations. EID unconditionally and irrevocably:

(a)	guarantees the due payment of all the Advance A Master Agreement Liabilities;

(b)	undertakes to pay to the Lender on the Lender’s first written demand, any such amount which is not paid by IBIS when such amount becomes due;

(c)	undertakes to procure that IBIS shall perform all its other obligations under the Advance B Master Agreement; and

(d)
shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender as a result of or in connection with any obligation or liability of IBIS which is hereby guaranteed by EID being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover.

4.15
Principal and independent debtor. The Borrowers shall be liable under Clause 4.13 and 4.14 as principal and independent debtors and accordingly they shall not have, as regards their guarantees contained therein, any of the rights or defences of a surety.

4.16	Waiver of rights and defences. Without limiting the generality of Clause 4.15, no Borrower shall be discharged by, nor have any claim against the Lender in respect of:

(a)	any Transaction being entered into under, or any amendment or supplement being made to, the Master Agreement to which it is not a party;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Master Agreement to which it is not a party;

(c)	any release or loss (even though negligent) of any right created by the Master Agreement to which it is not a party;

(d)	any failure by the Lender (even though negligent) promptly or properly to exercise or enforce any such right;

(e)	the Master Agreement to which it is not a party now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it;

(f)	any insolvency or similar proceedings.

5	INTEREST PERIODS

5.1
Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date applicable to it and each subsequent Interest Period applicable to it shall commence on the expiry of the preceding Interest Period applicable to it.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrowers by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

6	DEFAULT INTEREST

6.1
Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)
if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4
Notification of interest periods and default rates. The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender's notification.

6.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

6.7
Application to Master Agreement. For the avoidance of doubt, this Clause 6 does not apply to any amount payable under either Master Agreement in respect of any continuing Transaction as to which Section 2(e) (Default Interest; Other Amounts) of the relevant Master Agreement shall apply.

7	REPAYMENT AND PREPAYMENT

7.1	Amount of repayment instalments. The Borrowers shall:

(a)	repay Advance A by 14 consecutive 6-monthly instalments of $1,785,500 and by a balloon instalment for the outstanding balance repayable together with the fourteenth such instalment.

(b)	repay Advance B by 22 consecutive 6-monthly instalments of $1,772,500 and by a balloon instalment for the outstanding balance repayable together with the twenty-second such instalment

7.2
Repayment Dates. The first instalment in respect of each Advance shall be repaid on the date falling 6 months after the Drawdown Date for that Advance. The last instalment in respect of Advance A shall be repaid on the date falling 84 months after the Drawdown Date in respect of Advance A and the last instalment in respect of Advance B shall be repaid on the date falling 132 months after the Drawdown Date in respect of Advance B.

7.3
Final Repayment Date. On the final Repayment Date in respect of the last then outstanding Advance, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of an Advance on the last day of an Interest Period applicable to it.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $250,000 or a higher integral multiple of $250,000;

(b)	the Lender has received from the Borrowers at least 15 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)
the Borrowers have provided evidence satisfactory to the Lender that any consent required by either Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects either Borrower or any Security Party has been complied with.

7.6
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrowers shall be obliged to make a prepayment in respect of the Loan of the amount specified in Clause 7.8:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(b)	if a Ship becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; or

(c)
if V. Investments Limited, V. Ship Group Ltd., V Holding Limited, Greysea Limited, Close Securities Limited, Close Investment Partners Limited, Navalmar (UK) Limited, Bogazzi Fimpar SpA and Enrico Bogazzi between them cease to be the ultimate beneficial owners of at least 50.1 per cent. of the shares in the Guarantor or to have the ultimate control of at least 50.1 per cent. of the voting rights attaching to any of the shares in the Guarantor and the Lender and the Borrowers have not reached mutually acceptable terms on which to continue this Agreement pursuant to Clause 7.9.

7.8	Mandatory prepayment. The amount of any prepayment pursuant to Clause 7.7 shall be:

(a)	in case of sale or Total Loss of a Ship, the highest of:

(i)	the amount of the Advance used to acquire the Ship;

(ii)
such sum as is necessary to ensure that, in relation to the remaining amount of the Loan and the remaining Ship or Ships immediately after such prepayment, the same asset cover ratio (calculated as per Clause 14.3) applies as applied immediately prior to such prepayment; and

(iii)	such sum as shall ensure that the requirements of Clause 14.1 are complied with in relation to the remaining amount of the Loan and the remaining Ship immediately after such prepayment; or

(b)	in the case of sale or Total Loss of the second of the Ships subject to a Mortgage, the whole of the Loan; or

(c)	in the circumstances contemplated in Clause 7.7(c), the whole of the Loan.

Any such prepayment pursuant to paragraph (a) shall be applied first to prepay the Advance used to acquire the relevant Ship and thereafter against the repayment instalments of the other Advancespecified in Clause 7.1 in inverse order of maturity.

7.9
Change of control of Guarantor. In the circumstances contemplated in Clause 7.7(c), the Borrowers and the Lender shall consult for a period not exceeding 45 days (the “Relevant Period”) with a view to agreeing and implementing terms mutually acceptable to both the Borrowers and the Lender upon which to continue to make the Loan available. If at the end of the Relevant Period no mutually acceptable agreement is reached to continue to make the Loan available, the Borrowers shall prepay the Loan in full within 5 Business Days of the end of the Relevant Period.

7.10
Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period applicable to the sum prepaid, together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.11
Application of partial prepayment. Unless otherwise provided in this Clause 7, each partial prepayment shall be applied against the repayment instalments of the relevant Advance specified in Clause 7.1 in inverse order of maturity.

7.12	No reborrowing. No amount prepaid may be reborrowed.

7.13
Unwinding of Transactions. On or prior to any repayment or prepayment of an Advance or any part of it under this Clause 7 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 7.1.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender's obligation to make an Advance and to enter into any Transaction is subject to the following conditions precedent:

(a)
that, on or before service of the Drawdown Notice for an Advance, the Borrowers enter into hedging arrangements with the Lender on terms in all respects approved by the Lender to hedge the whole of LIBOR risk under that Advance for a period at least equal to the Time Charter Period in respect of the Ship to be acquired with that Advance;

(b)
that, on or before the service of the first Drawdown Notice or the making of any request to enter into a Transaction, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)
that, on or before each Drawdown Date but prior to the making of the relevant Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 9.1 and those of either Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(e)
that, if the ratio set out in Clause 14.1 were applied immediately following the making of that Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents and the Master Agreements which the Lender may request by notice to the Borrowers prior to the Drawdown Date.

8.2
Waivers of conditions precedent. If the Lender, at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. Each Borrower represents and warrants to the Lender as follows.

9.2	Status. It is duly incorporated and validly existing under the laws of The Commonwealth of Bahamas.

9.3
Share capital and ownership. It has an authorised share capital of $5,000 divided into 5000 registered shares of $1 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.

9.4	Corporate power. It has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA to which it is a party, to purchase and pay for the relevant Ship under that MOA and to register that Ship in its name under the Bahamas flag;

(b)	to execute the Master Agreement and the Finance Documents to which it is a party; and

(c)
to borrow under this Agreement, to enter into Transactions under the Master Agreement to which it is a party and to make all the payments contemplated by, and to comply with, those Finance Documents and under the Master Agreement to which it is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6
Legal validity; effective Security Interests. The Finance Documents and the Master Agreement to which it is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors' rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document and the Master Agreement to which it is a party:

(a)	it will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8
No conflicts. The execution by it of each Finance Document and the Master Agreement to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document and the Master Agreement to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

9.9
No withholding taxes. All payments which it is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11
Information. All information which has been provided in writing by it or on its behalf or on behalf of any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of either Borrower from that disclosed in the latest of those accounts.

9.12
No litigation. No legal or administrative action involving either Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to either Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on either Borrower's financial position or state of affairs.

9.13
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to it, the Time Charterer or a third party in connection with the purchase by that Borrower of the relevant Ship, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.14	Compliance with certain undertakings. At the date of this Agreement, the Borrowers are in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.15	Taxes paid. It has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship to be owned by it.

9.16	ISM and ISPS Code compliance. All requirements of the ISM Code and of the ISPS Code as they relate to Borrowers, the Approved Managers and the Ships have been complied with.

10	GENERAL UNDERTAKINGS

10.1	General. Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge. It will:

(a)
as from purchase of the Ship owned by that Borrower hold the legal title to, and own the entire beneficial interest in, that Ship, its Earnings and its Insurances, free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

10.3	No disposal of assets. It will not transfer, lease or otherwise dispose of:

(a)
all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not (except the Ship owned by that Borrower so long as the Borrowers comply with the provisions of Clauses 7.7(a) and 7.8(a)); or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4
No other liabilities or obligations to be incurred. It will not incur any liability or obligation except liabilities and obligations under the MOA, the Master Agreement and the Finance Documents to which it is or is to be a party and liabilities or obligations reasonably incurred in the ordinary course of owning and operating the Ship owned by it.

10.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6
Provision of financial statements. It will send to the Lender as soon as possible, but in no event later than 90 days after the end of each financial year of that Borrower, unaudited financial statements of that Borrower certified as to their correctness by an authorised representative of that Borrower.

10.7	Form of financial statements. All financial statements delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and auditing standards generally accepted in the United States of America consistently applied;

(b)
present fairly in all material respects the financial position of the relevant Borrower at the date of those financial statements and the results of its operations and cash flows for the period to which those financial statements relate; and

(c)	be free of material misstatement and fully disclose or provide for all significant liabilities of the relevant Borrower.

10.8
Shareholder and creditor notices. It will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower's shareholders or creditors or any class of them.

10.9	Consents. It will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document and the Master Agreement to which it is a party;

(b)	for the validity or enforceability of any Finance Document and the Master Agreement to which it is a party;

(c)	for that Borrower to continue to own and operate the Ship owned by it;

and that Borrower will comply with the terms of all such consents.

10.10	Maintenance of Security Interests. It will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document to which it is a party, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11
Notification of litigation. It will provide the Lender with details of any legal or administrative action involving that Borrower, any Security Party, any Approved Manager or the Ship owned by it, its Earnings or its Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12
No amendment to MOAs. It will not agree to any amendment or supplement to, or waive or fail to enforce, the MOA to which it is a party or any of its provisions after copies duly executed by both parties thereto have been submitted to the Lender.

10.13
Principal place of business. It will maintain its main place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a); and it will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than The Commonwealth of the Bahamas.

10.14	Confirmation of no default. It will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.15	Notification of default. It will notify the Lender as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will keep the Lender fully up-to-date with all developments.

10.16	Provision of further information. It will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to that Borrower, the Ship owned by it, its Earnings or its Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document to which it is a party;

which may be requested by the Lender at any time. In addition, it will use its best endeavours to procure annual and semi-annual financial statements from the Time Charterers.

10.17
Maintenance of minimum balances on the Earnings Accounts. It will ensure that there shall always be, throughout the Security Period, a credit balance of at least $250,000 on the Earnings Account relating to the Ship owned by it (such that the aggregate credit balance on both Earnings Accounts is at least $500,000).

11	CORPORATE UNDERTAKINGS

11.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. It will maintain its separate corporate existence and remain in existence under the laws of The Commonwealth of the Bahamas.

11.3	Negative undertakings. It will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it;

(b)	(i)	provide any form of credit or financial assistance to:

(A)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or

(B)	any company in or with which such a person is directly or indirectly interested or connected; or

(ii)
incur any Financial Indebtedness owing to such a person or company except where such loan or loans are fully subordinated to the rights of the Lender under the Finance Documents and under the Master Agreements; or

(iii)	enter into any transaction with or involving such a person or company;

(c)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(d)	enter into any form or amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12	INSURANCE

12.1
General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period in relation to the Ship owned by it (after that Ship has been delivered to it under the relevant MOA) except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. It shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

12.3	Terms of obligatory insurances. It shall effect such insurances in respect of the Ship owned by it:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	when aggregated with the insured value of the other Ship, 110 per cent. of the Loan; and

(ii)	the market value of that Ship; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with protection and indemnity risks associations belonging to the International Group of Protection and Indemnity Associations;

(d)	in relation to protection and indemnity risks in respect of that Ship's full tonnage;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, it shall procure that the obligatory insurances effected by it shall:

(a)
whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under such obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(e)	provide that the Lender may make proof of loss if that Borrower fails to do so;

(f)
provide that if any such obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any such obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to the Lender for 15 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. It shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6
Copies of policies; letters of undertaking. It shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. It shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)
if that Ship trades to the United States of America and where required to be issued under the terms of insurance/indemnity provided by that Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)
if that Ship trades to the United States of America, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

12.8	Deposit of original policies. It shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. It shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. It shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11
Compliance with terms of insurances. It shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
it shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7 (c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	it shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)
it shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
it shall not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12	Alteration to terms of insurances. it shall not make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.13
Settlement of claims. It shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.14
Provision of copies of communications. It shall provide the Lender and, if the Lender so requests, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15
Provision of information. In addition, it shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances;

and it shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

12.16
Mortgagee's interest, additional perils insurances. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and a mortgagee’s interest additional perils insurance providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of any Ship, the imposition of any Security Interest over any Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing and otherwise for an amount equal to 110 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.17
Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time, but not more than once in any 12 month period or at such times as the approved brokers through which, and/or the protection and indemnity and/or war risks associations in which, any Ship is insured or entered shall change, in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting either Borrower or either Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which either Borrower may be subject.)

13	SHIP COVENANTS

13.1
General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 in respect of the Ship owned by it at all times during the Security Period (after such Ship has been delivered to it under the relevant MOA) except as the Lender may otherwise permit.

13.2
Ship's name and registration. It shall keep the Ship owned by it registered in its name as a Bahamas ship flagged at the port of Nassau; it shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and it shall not change the name or port of registry of the Ship owned by it.

13.3	Repair and classification. It shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain that Ship's class as the highest possible class with a classification society which the Lender shall approve, free of all overdue recommendations and conditions; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Bahamas or to vessels trading to any jurisdiction to which that Ship may trade from time to time including but not limited to the ISM Code and the ISPS Code;

13.4
Classification society undertaking. If requested to do so by the Lender, it shall instruct the classification society referred to in Clause 13.3 (and shall use its best endeavours to procure that the classification society undertakes with the Lender or, to the extent that the classification society will not give such undertakings, shall use its best endeavours itself to comply with the undertakings referred to in paragraphs (a) to (d) below):

(a)
to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to the Ship owned by it;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and the Ship owned by it at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:

(i)	receives notification from that Borrower or any other person that that Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society;

(d)	following receipt of a written request from the Lender:

(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

13.5
Modification. It shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

13.6
Removal of parts. It shall not remove any material part of the Ship owned by it, or any item of equipment installed on that Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Ship the property of that Borrower and subject to the security constituted by the Mortgage Provided that that Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to that Ship.

13.7
Surveys. It shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

13.8
Inspection. It shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

13.9	Prevention of and release from arrest. It shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or its Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, its Earnings or its Insurances;

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. It shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lender has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.11	Provision of information. It shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	its compliance, the Approved Managers’ or the compliance of the Ship owned by it with the ISM Code and the ISPS Code;

and, upon the Lender's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and of that Ship’s Document of Compliance.

13.12	Notification of certain events. It shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Managers or otherwise in connection with the Ship owned by it;

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with;

and that Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Borrower's, the Approved Managers’ or any other person's response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. It shall not, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)
enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months (except for the relevant Time Charter or a Replacement Time Charter;

(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than an Approved Manager or agree to any alteration to the terms of an Approved Manager’s appointment;

(f)	de-activate or lay up that Ship;

In addition, that Borrower shall advise the Lender promptly after that Ship is put into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) and shall also procure that at all times sums due to each such person are paid when due so that no such person shall exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

13.14
Notice of Mortgage. It shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

13.15	Sharing of Earnings. It shall not enter into any agreement or arrangement for the sharing of any Earnings.

14	SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if (after a Ship has been delivered to a Borrower under the relevant MOA) the Lender notifies the Borrowers that:

(a)	the aggregate of the market value (determined as provided in Clause 14.3) of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14;

is below 110 per cent. of the Loan (or 125 per cent. after the date falling 6 months prior to the end of the Time Charter Period for either Ship unless and until the relevant Ship has been delivered to the charterer under a Replacement Time Charter).

14.2
Provision of additional security; prepayment. If the Lender serves a notice on the Borrowers under Clause 14.1, the Borrowers shall, within 1 month after the date on which the Lender's notice is served, either:

(a)
provide, or ensure that a third party provides cash, cash equivalents or any other additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

14.3	Valuation of Ships. The market value of a Ship at any date is that shown by the average of 2 valuations each prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker which the Lender has approved or appointed for the purpose;

(c)	with or without physical inspection of the Ship (as the Lender may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.4
Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.

14.5
Valuations binding. Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6
Provision of information. The Borrowers shall promptly provide the Lender and any shipbroker or expert acting under Clause 14.3 or 14.4 with any information which the Lender or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

14.7
Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 19.2, 19.3 and 20.3, the Borrowers shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause 14 (but not more often than once in any period of 12 months unless an Event of Default has occurred) and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.8	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2(b).

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrowers to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to such account of the Lender as the Lender may from time to time notify to the Borrowers.

15.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4
Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.5
Accounts prima facie evidence. If the account maintained under Clauses 15.4 shows an amount to be owing by the Borrowers or a Security Party to the Lender be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)
FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) and the Master Agreements (or either of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrowers and the Security Parties;

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreements (or either of them) but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Appropriation rights overridden. This Clause 16 shall override any right of appropriation possessed, and any appropriation made, by any Borrowers or any Security Party.

17	APPLICATION OF EARNINGS

17.1
Payment of Earnings. Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the Deeds of Covenant), all the Earnings of the Ship owned by it are paid to the relevant Earnings Account.

17.2
Monthly retentions. The Borrowers undertake with the Lender to ensure that, in each calendar month of the Security Period after the relevant Ship has been delivered to a Borrower, on such dates as the Lender may from time to time specify, there is transferred to each Retention Account out of the Earnings received in the relevant Earnings Account during the preceding calendar month:

(a)	one-sixth of the amount of the repayment instalment relating to the relevant Advance falling due under Clause 7 on the next applicable Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the relevant Advance which is payable on the next due date for payment of interest on that Advance under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to that Advance (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest on that Advance under this Agreement).

17.3
Shortfall in Earnings. If the aggregate Earnings received in the relevant Earnings Account are insufficient in any month for the required amounts to be transferred to a Retention Account under Clause 17.2, the Borrowers shall make up the amount of the insufficiency on demand from the Lender; but, without thereby prejudicing the Lender's right to make such demand at any time, the Lender may permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 17.2 from the Earnings received in the next or subsequent months.

17.4
Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with Clause 15.1 so much of the balance on the relevant Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date;

in discharge of the Borrowers’ liability for that repayment instalment or that interest.

17.5
Interest accrued on Retention Accounts. Any credit balance on a Retention Account and shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain on that Retention Account.

17.6
Release of accrued interest. Interest accruing under Clause 17.5 shall be released to the Borrowers on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred or the then credit balance on the relevant Retention Account is less than what would have been the balance had the full amount required by Clause 17.2 (and Clause 17.3, if applicable) been transferred in that and each previous month.

17.7	Location of accounts. The Borrowers shall promptly :

(a)	comply with any requirement of the Lender as to the location or re-location of the Retention Accounts and the Earnings Accounts;

(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Retention Accounts and the Earnings Accounts.

17.8
Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit either Retention Account or either Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20.

17.9	Borrower's obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.4) do not affect:

(a)	the liability of either Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of either Borrower or any Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)
either Borrower or any Security Party fails to pay when due or (if payable on demand) within 3 Business Days of demand any sum payable under a Finance Document or under any document relating to a Finance Document; however, such failure shall not constitute an Event of Default if:

(i)	such failure is due to a bank payment transmission error; and

(ii)	such failure is remedied within 2 Business Days of notice from the Lender requiring the relevant person to do so; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 11.2, 11.3 or 14.2 or of clause 10.2 and 11.13 of the Guarantee; or

(c)
any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) unless, in the opinion of the Lender, such default is capable of remedy and such default is remedied within 15 Business Days after written notice from the Lender requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in any Finance Document) any breach by any Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c)); or

(e)
any representation, warranty or statement made by, or by an officer of, a Borrower or the Guarantor in a Finance Document or in any Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (in respect of a sum of, or sums aggregating, $500,000 in the case of the Guarantor):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Borrower or the Guarantor:

(i)	it becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any of its assets are subject to any form of execution, attachment, arrest, sequestration or distress and shall not have been released within 7 Business Days; or

(iii)	an administrator is appointed (whether by the court or otherwise) in respect of a Borrower or the Guarantor; or

(iv)
any formal declaration of bankruptcy or any formal statement to the effect that a Borrower or the Guarantor is insolvent or likely to become insolvent is made by such company or by its directors or, in any proceedings, by a lawyer acting for such company; or

(v)
a provisional liquidator is appointed in respect of a Borrower or the Guarantor, a winding-up order is made in relation to a Borrower or the Guarantor or a winding-up resolution is passed by a Borrower or the Guarantor; or

(vi)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Borrower or the Guarantor, (bb) the members or directors of a Borrower or the Guarantor, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Borrower or the Guarantor, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of a Borrower or the Guarantor or for the appointment of a provisional liquidator or administrator in respect of a Borrower or the Guarantor or a Borrower or the Guarantor ceases payments to creditors generally save that this paragraph does not apply to a fully solvent winding-up of a Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender; or

(vii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Borrower or the Guarantor for the winding-up of a Borrower or the Guarantor or the appointment of a provisional liquidator or administrator in respect of a Borrower or the Guarantor in any Pertinent Jurisdiction, unless the proposed winding-up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Borrower concerned or the Guarantor will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(viii)
a Borrower or the Guarantor or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(ix)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	a Borrower or the Guarantor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for a Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any consent necessary to enable a Borrower to own, operate or charter the Ship owned by it or to enable a Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or an MOA to which that Borrower is a party is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
the Lender reasonably believes that, without its prior consent, a change has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in either Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(l)
any provision of a Finance Document which the Lender reasonably considers material proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	an “Event of Default” as defined in section 14 of either Master Agreement occurs; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of either Borrower or the Guarantor; or

(ii)	any accident or other event involving a Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender reasonably considers that there is a significant risk that a Borrower or the Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents and the Master Agreements as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are terminated; and/or

(b)
serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of obligations. On the service of a notice under Clause 18.2(a), all the obligations of the Lender to the Borrowers under this Agreement shall terminate.

18.4
Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5
Multiple notices; action without notice. The Lender may serve notices under Clause 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender's own officers and employees or ( as the case may be) such receiver's or manager's own partners or employees.

18.7
Relevant Persons. In this Clause 18 a “Relevant Person” means a Borrower, the Guarantor and any company which is a subsidiary of a Borrower or the Guarantor or of which a Borrower or the Guarantor is a subsidiary; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8
Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g)“petition” includes an application.

19	FEES AND EXPENSES

19.1	Arrangement fee. The Borrowers shall pay to the Lender, on the date of this Agreement, the arrangement fee specified in the Commitment Letter.

19.2
Commitment fee. The Borrowers shall pay to the Lender , quarterly in arrears during the period from (and including) the date of the Commitment Letter to the earlier of (i) the second Drawdown Date and (ii) the end of the Availability Period, a commitment fee (the “Commitment Fee”) at the rate of 0.30 per cent. per annum on the undrawn amount of the Commitment. If the Commitment is drawn or cancelled in full within a period of not more than 60 days from the date of the Commitment Letter, the Commitment Fee shall be waived by the Lender.

19.3
Costs of negotiation, preparation etc. The Borrowers shall pay to the Lender on its demand the amount of all expenses incurred by the Lender (including legal expenses actually incurred) in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.4
Costs of variation, amendments, enforcement etc. The Borrowers shall pay to the Lender, on the Lender's demand, the amount of all expenses incurred by the Lender (including legal expenses actually incurred) in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses incurred, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.5
Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

19.6
Financial Services Authority fees. The Borrowers shall pay to the Lender, on the Lender’s demand, the amounts which the Lender from time to time notifies the Borrowers to be necessary to compensate it for the cost attributable to the Loan resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund the Loan.

19.7
Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1
Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period applicable to it;

(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18;

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2
Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

20.3
Miscellaneous indemnities. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, any Environmental Incident, the ISM Code, the ISPS Code or any Environmental Law.

20.4
Currency indemnity. If any sum due from either Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5
Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6
Application to Master Agreements. For the avoidance of doubt, Clause 20.4 does not apply in respect of sums due from the Borrowers to the Lender under or in connection with a Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of that Master Agreement shall apply.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

21.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3
Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4
Tax credits. If the Lender receives for its own account a repayment or credit in respect of tax on account of which a Borrower has made an increased payment under Clause 21.2, it shall pay to that Borrower a sum equal to the proportion of the repayment or credit which it allocates to the amount due from that Borrower in respect of which that Borrower made the increased payment, provided however that:

(a)	the Lender shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)
nothing in this Clause 21.4 shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 21.4 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower concerned had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Lender under or in connection with this Clause 21.4 shall be conclusive and binding on the Borrowers.

21.5
Exclusion of tax on overall net income. In this Clause 21“tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender's overall net income.

21.6
Application to Master Agreement. For the avoidance of doubt, this Clause 21 does not apply in respect of sums due from the Borrowers to the Lender under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding of Tax) of that Master Agreement shall apply.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2
Notification and effect of illegality. On the Lender notifying the Borrowers under Clause 22.1, the Lender's obligation to make any further Advances shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 7.

22.3
Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrowers that it considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased costs”. In this Clause 23, “increased costs” means:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21 or an item arising directly out of the implementation by the applicable authorities having jurisdiction over the Lender of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July, 1988 and entitled “International Convergence of Capital Measurement and Capital Standards”, to the extent and according to the timetable provided for in the statement.

Without prejudice to the generality of the foregoing any item attributable to the implementation by the applicable authorities having jurisdiction over the Lender of the matters set out in the revised framework on “International Convergence of Capital Measurement and Capital Standards” (also known as “The Basle II Accord”) shall be included within the meaning of “increased costs”.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3
Payment of increased costs. The Borrowers shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate it for the increased cost.

23.4
Notice of prepayment. If the Borrowers are not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrowers may give the Lender not less than 14 days' notice of its intention to prepay the Loan at the end of an Interest Period.

23.5
Prepayment. A notice under Clause 23.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. Following the occurrence of and during the continuation of an Event of Default, the Lender may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from a Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2
Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrowers. Neither Borrower may transfer any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of or any notice to the Borrowers.

25.3
Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender's rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4
Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of or any notice to the Borrowers; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5
Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

Where any change in the Lender’s lending office is made which results (or would result on the basis of a change to applicable law or regulation affecting the Lender which has been announced at the time of the change and of which the Lender could reasonably be expected to be aware) in amounts becoming due under Clauses 21 or 23 at that time (or, as the case may be, thereafter in accordance with the relevant change in law or regulation), the Lender shall be entitled to receive those amounts only to the extent that the Lender would have been so entitled had there been no change in its lending office.

26	VARIATIONS AND WAIVERS

26.1
Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by any Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	c/o MC Shipping Inc.
24 Avenue de Fontvieille
PO Box 658 Monaco

Fax No: (37) 7 92 05 94 16

Attention: Dominique Sergent

(b)	to the Lender:	Scotia House
33 Finsbury Square
London
EC2A 1BB
England

Fax No: (44 0) 207 454 9019

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5
Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	English language. Any notice under or in connection with a Finance Document shall be in English.

27.8	Meaning of “notice”. In this Clause 28 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	JOINT AND SEVERAL LIABILITY

28.1
General. Except those pursuant to Clause 4.13 and 4.14, all liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.

28.2	No impairment of Borrower's obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	the Lender releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

28.3
Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

28.4	Subordination. Subject to Clause 28.5, during the Security Period, neither Borrower shall:

(a)
claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or any other Security Party; or

(e)	exercise or assert any combination of the foregoing.

28.5
Borrower's required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 28.4, in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

30.4
Process agent. Each Borrower irrevocably appoints Marine Legal Services at its registered office for the time being, presently at Gate House, 1 Farringdon Street, London EC4M 7NS, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5
Lender's rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:	Scotiabank Europe plc
33 Finsbury Square
London EC2A 1BB

Attention: Loans Administration

[●]

DRAWDOWN NOTICE

1
We refer to the loan agreement (the “Loan Agreement”) dated [●] 2005 and made between ourselves, as Borrowers, and yourselves, as Lender, in connection with a facility of up to US$68,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow, in connection with the [First][Second] Ship, as follows:

(a)	Amount and details of Advance: US$[●].

(b)	Drawdown Date: [●].

(c)	Duration of the first Interest Period shall be [●] months;

(d)	Payment instructions : account of [●] and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance in question.

4	This notice cannot be revoked without the prior consent of the Lender.

.................................................

for and on behalf of
[BORROWERS]

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 8.1(b).

1	A duly executed original of each Finance Document and each Master Agreement other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and of the Guarantor.

3	Copies of resolutions of the directors of each Borrower and of the Guarantor authorising the execution of each of the Finance Documents and the Master Agreement to which it is a party.

4	The original of any power of attorney under which any Finance Document or a Master Agreement is executed on behalf of a Borrower or the Guarantor.

5	Copies of all consents which either Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document, the Master Agreements or the MOAs.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Accounts.

7	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

8	A copy of each MOA and each Time Charter.

9	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of The Commonwealth of the Bahamas and such other relevant jurisdictions as the Lender may require.

PART B

The following are the documents referred to in Clause 8.1(c) (where the “Ship” is the Ship being financed by the relevant Advance):

1	A valuation of the Ship by an independent shipbroker which the Lender has approved.

2	A duly executed original of the Mortgage and of the Deed of Covenant relating to the Ship (and of each notice of assignment required to be delivered under it).

3	Documentary evidence that:

(a)
the Ship has been unconditionally delivered by the Time Charterer to, and accepted by, the Borrower concerned under the relevant MOA and the full purchase price payable under the relevant MOA (in addition to the part to be financed by the Advance) has been duly paid;

(b)	the Ship is definitively and provisionally registered in the name of the Borrower concerned under Bahamas flag at the Port of Nassau;

(c)	the Ship is in the absolute and unencumbered ownership of the Borrower concerned save as contemplated by the Finance Documents;

(d)	the Ship maintains the highest class possible with a classification society which the Lender has approved, free of all overdue recommendations and conditions of such classification society;

(e)	the relevant Mortgage has been duly registered against the Ship as a valid first priority Bahamas ship mortgage in accordance with the laws of the Bahamas; and

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4	Documents establishing that the Ship will, as from the relevant Drawdown Date, be managed by an Approved Manager on terms acceptable to the Lender, together with:

(a)	the relevant Approved Manager’s Letter of Undertaking; and

(b)
copies of the relevant Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires).

5	A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

Each of the documents specified in paragraphs 2, 3 and 5 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower concerned.

EXECUTION PAGE

BORROWERS

SIGNED by	)
)
for and on behalf of	)
MC IBIS SHIPPING LIMITED	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
MC EID SHIPPING LIMITED	)
in the presence of:	)

LENDER

SIGNED by	)
)
for and on behalf of	)
SCOTIABANK	)
EUROPE PLC	)
in the presence of:	)

March 30, 2005

MC SHIPPING INC.
as Guarantor

- and -

SCOTIABANK EUROPE PLC
as Lender

GUARANTEE

relating to a Loan Agreement
dated March 30, 2005

INDEX

Clause		Page

1	INTERPRETATION	1

2	GUARANTEE	2

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	3

4	EXPENSES	3

5	ADJUSTMENT OF TRANSACTIONS	3

6	PAYMENTS	4

7	INTEREST	4

8	SUBORDINATION	4

9	ENFORCEMENT	5

10	REPRESENTATIONS AND WARRANTIES	5

11	UNDERTAKINGS	6

12	JUDGMENTS AND CURRENCY INDEMNITY	8

13	SET OFF	8

14	SUPPLEMENTAL	8

15	ASSIGNMENT	9

16	NOTICES	9

17	INVALIDITY OF LOAN AGREEMENT	10

18	GOVERNING LAW AND JURISDICTION	10

EXECUTION PAGE		12

THIS GUARANTEE is made on March 30, 2005

BETWEEN

(1)	MC SHIPPING INC., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the “Guarantor”); and

(2)	SCOTIABANK EUROPE PLC, acting through its office at Scotia House, 33 Finsbury Square, London EC2A 1BB, England, (the “Lender”, which expression includes its successors and assigns).

BACKGROUND

(A)
By a loan agreement dated March 30, 2005 and made between (i) MC Ibis Shipping Limited and MC Eid Shipping Limited, as joint and several borrowers (the “Borrowers”) and (ii) the Lender as lender it was agreed that the Lender would make available to the Borrowers a facility of up to US$68,000,000.

(B)
By a master agreement (the “Advance A Master Agreement”) dated March 30, 2005 and made between (i) MC Ibis Shipping Limited and (ii) the Lender, it was agreed that the Lender might enter into Transactions with MC Ibis Shipping Limited from time to time to hedge the Borrowers’ exposure under the Loan Agreement to interest rate fluctuations.

(C)
By a master agreement (the “Advance B Master Agreement” and, together with the Advance A Master Agreement, the “Master Agreements”) dated March 30, 2005 and made between (i) MC Eid Shipping Limited and (ii) the Lender, it was agreed that the Lender might enter into Transactions with MC Eid Shipping Limited from time to time to hedge the Borrowers’ exposure under the Loan Agreement to interest rate fluctuations.

(D)
The execution and delivery to the Lender of this Guarantee is one of the conditions precedent to the availability of the facility under the Loan Agreement and to the Lender entering into any Transactions with either Borrower under either Master Agreement.

IT IS AGREED as follows:

31	INTERPRETATION

31.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

31.2	Construction of certain terms. In this Guarantee:

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“EBITDA” means, at any date of determination under this Guarantee, charterhire and other income of the Guarantor and its subsidiaries for the 12-month period ending on that date:

(a)	less the sum for the relevant 12-month period, without duplication, of:

(i)	commission on charterhire;

(ii)	vessel operating expenses; and

(iii)	general and administrative expenses;

(b)	plus interest income for the relevant 12-month period;

all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statement of income in the Latest Financial Statements;

“GAAP” means auditing standards generally accepted in the United States of America;

“Interest Cover” means, at any date of determination under this Guarantee, the ratio of EBITDA for the 12-month period ending on that date to Interest Expense for the 12-month period ending on that date;

“Interest Expense” means, at any date of determination under the Guarantee, interest expense of the Guarantor and its subsidiaries for the 12-month period ending on that date determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statement of income in the Latest Financial Statements;

“Latest Financial Statements” means, at any date, the latest audited annual consolidated financial statements or interim consolidated financial statements of the Guarantor and its subsidiaries delivered to the Lender pursuant to Clause 11.3 and/or made publicly available;

“Liquidity” means, at any date of determination under this Guarantee, cash and cash equivalents of the Guarantor and its subsidiaries determined on a consolidated basis in accordance with GAAP and as shown in the consolidated balance sheet in the Latest Financial Statements;

“Loan Agreement” means the loan agreement dated March 30, 2005 referred to in Recital (A) and includes any existing or future amendments or supplements, whether made with the Guarantor's consent or otherwise;

“Master Agreements” means the master agreements each dated March 30, 2005 referred to in Recitals (B) and (C) and includes any existing or future amendments or supplements, whether made with the Guarantor’s consent or otherwise and also includes any Transactions from time to time entered into and Confirmations exchanged under those master agreements;

“Net Income” means, at any date of determination under this Guarantee, the net income of the Guarantor and its subsidiaries for the 12-month period ending on that date determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statement of income in the Latest Financial Statements; and

“Tangible Net Worth” means, at any date of determination under this Guarantee, the value of total shareholders’ equity of the Guarantor and its subsidiaries determined on a consolidated basis in accordance with GAAP and as shown in the consolidated balance sheet in the Latest Financial Statements.

31.3	Application of construction and interpretation provisions of Loan Agreement. Clause 1.2 to 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

32	GUARANTEE

32.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:

(a)
guarantees the due payment of all amounts payable by the Borrowers or either of them under or in connection with the Commitment Letter, the Loan Agreement, every other Finance Document and the Master Agreements;

(b)	undertakes to pay to the Lender, on the Lender's demand, any such amount which is not paid by the Borrowers or either of them when payable; and

(c)
fully indemnifies the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover.

32.2	No limit on number of demands. The Lender may serve more than 1 demand under Clause 2.1.

33	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

33.1
Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

33.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against the Lender in respect of:

(a)	any amendment or supplement being made to any of the Finance Documents or either of the Master Agreements;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, any of the Finance Documents or either of the Master Agreements;

(c)	any release or loss (even though negligent) of any right or Security Interest created by any of the Finance Documents or either of the Master Agreements;

(d)
any failure by the Lender (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)
any other Finance Document or either Master Agreement or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

34	EXPENSES

34.1
Costs of preservation of rights, enforcement etc. The Guarantor shall pay to the Lender on its demand the amount of all expenses incurred by the Lender (including legal expenses actually incurred) in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

34.2
Fees and expenses payable under Loan Agreement. Clause 4.1 is without prejudice to the Guarantor’s liabilities in respect of the Borrowers’ obligations under clause 19 of the Loan Agreement (Fees and Expenses) and under similar provisions of the other Finance Documents.

35	ADJUSTMENT OF TRANSACTIONS

35.1
Reinstatement of obligation to pay. The Guarantor shall pay to the Lender on its demand any amount which the Lender is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of either Borrower or of another Security Party (or similar person) on the ground that the Loan Agreements or either Master Agreement or a payment by the Borrowers or either of them or by another Security Party, was invalid or on any similar ground.

36	PAYMENTS

36.1	Method of payments. Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Lender may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

36.2
Grossing-up for taxes. If the Guarantor is required by law to make a tax deduction, the amount due to the Lender shall be increased by the amount necessary to ensure that the Lender receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

37	INTEREST

37.1
Accrual of interest. Any amount due under this Guarantee shall carry interest after the third Business Day following the date on which the Lender demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement or a Master Agreement.

37.2	Calculation of interest. Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 of the Loan Agreement.

37.3
Guarantee extends to interest payable under Loan Agreement. For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement (including that payable under clause 6 of the Loan Agreement).

38	SUBORDINATION

38.1
Subordination of rights of Guarantor. All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrowers or either of them or any Security Party or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents; and, in particular, the Guarantor shall not:

(a)
claim, or in a bankruptcy of either Borrower or any Security Party prove for, any amount payable to the Guarantor by either Borrower or any Security Party, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrowers or either of them or any Security Party; or

(d)	claim any subrogation or other right in respect of any Finance Document or either Master Agreement or any sum received or recovered by the Lender under a Finance Document or a Master Agreement.

39	ENFORCEMENT

39.1
No requirement to commence proceedings against Borrower. The Lender will not need to commence any proceedings under, or enforce any Security Interest created by, the Loan Agreement or any other Finance Document or either Master Agreement before claiming or commencing proceedings under this Guarantee.

39.2	Conclusive evidence of certain matters. However, as against the Guarantor:

(a)	any judgment or order of a court in England or any other Pertinent Jurisdiction in connection with the Loan Agreement or either Master Agreement; and

(b)	any statement or admission of the Borrowers or either of them in connection with the Loan Agreement or either Master Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

39.3
Suspense account. The Lender may, for the purpose of claiming or proving in a bankruptcy of a Borrower or any Security Party, place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate suspense or other nominal account without applying it in satisfaction of the Borrower's obligations under the Loan Agreement and/or the Master Agreements.

40	REPRESENTATIONS AND WARRANTIES

40.1	General. The Guarantor represents and warrants to the Lender as follows.

40.2	Status. The Guarantor is duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia.

40.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

40.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

40.5
Legal validity. This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms and such obligations will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations subject to any relevant insolvency laws affecting creditors' rights generally.

40.6	No conflicts. The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

40.7
No withholding taxes. All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

40.8	No default. To the knowledge of the Guarantor, no Event of Default or Potential Event of Default has occurred and is continuing.

40.9
Information. All information which has been provided in writing by or on behalf of the Guarantor to the Lender in connection with any Finance Document satisfied the requirements of Clause 11.2; all audited and unaudited financial statements which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those financial statements.

40.10
No litigation. No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor's financial position or state of affairs.

41	UNDERTAKINGS

41.1	General. The Guarantor undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Lender may otherwise permit.

41.2
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.

41.3	Provision of financial statements. The Guarantor will send to the Lender:

(a)
as soon as possible, but in no event later than 3 months after the end of each financial year of the Guarantor, the audited consolidated financial statements of the Guarantor and its subsidiaries containing (among other things) a consolidated balance sheet, a consolidated statement of income, a consolidated statement of cash flows and a consolidated statement of shareholders’ equity;

(b)
as soon as possible, but in no event later than 2 months after the end of each quarter in each financial year of the Guarantor unaudited consolidated financial statements of the Guarantor and its subsidiaries certified as to their correctness by an authorised representative of the Guarantor;

(c)
together with each set of financial statements, a certificate signed by the chief financial officer of the Guarantor (in such form as the Lender may require) certifying that the Guarantor is in compliance with the provisions of Clause 11.13; and

(d)	from time to time, and on demand, such additional financial or other information relating to the Guarantor or to any of its subsidiaries as may reasonably be requested by the Lender.

41.4	Form of financial statements. All financial statements (audited and unaudited) delivered under Clause 11.3 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)
present fairly in all material respects the consolidated financial position of the Guarantor and its subsidiaries at the date of those financial statements and the consolidated results of their operations and cash flows for the period to which those financial statements relate; and

(c)	be free of material misstatement and fully disclose or provide for all significant liabilities of the Guarantor and of each of its subsidiaries.

41.5
Shareholder and creditor notices. The Guarantor will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor's shareholders or creditors or any class of them.

41.6	Consents. The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

41.7
Notification of litigation. The Guarantor will provide the Lender with details of any legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of this Guarantee.

41.8	Notification of default. The Guarantor will notify the Lender as soon as the Guarantor becomes aware of:

(a)	the occurrence of an Event of Default or Potential Event of Default; or

(b)	any matter which indicates that an Event of Default may have occurred;

and will thereafter keep the Lender fully up-to-date with all developments.

41.9	Maintenance of status. The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of the Republic of Liberia.

41.10
No change of business. The Guarantor will not, and shall procure that none of its subsidiaries will, make any material change to the nature of its business from that existing at the date of this Guarantee.

41.11	No merger etc. The Guarantor shall not, and shall procure that neither Borrower shall, enter into any form of merger, sub-division or amalgamation unless, in the case of the Guarantor:

(a)	it is the surviving entity;

(b)	clause 7.7(c) of the Loan Agreement would not then apply; and

(c)	Tangible Net Worth of the surviving entity is equal to or greater than that of the Guarantor.

41.12
Maintenance of ownership of Borrowers. The Guarantor shall remain the direct or indirect beneficial owner of the whole of the issued share capital of each Borrower, free from any Security Interest, at all times during the Security Period.

41.13
Financial covenants. The Guarantor shall ensure that the consolidated financial position of the Guarantor and its subsidiaries (tested quarterly as at 31 March, 30 June, 30 September and 31 December against each set of Latest Financial Statements) shall be such that:

(a)	Tangible Net Worth shall be not less than $25,000,000 plus:

(i)	50 per cent. of cumulative Net Income for the period commencing on 1 January 2005 and ending on the date of determination of Tangible Net Worth; and

(ii)	the paid up value of any shares in the Guarantor issued after the date of this Guarantee;

(b)	Interest Cover shall be not less than 2:1; and

(c)	Liquidity shall be not less than $5,000,000.

42	JUDGMENTS AND CURRENCY INDEMNITY

42.1
Judgments relating to Loan Agreement and/or Master Agreements. This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement and/or either Master Agreement.

42.2	Currency indemnity. In addition, clause 20.4 (Currency Indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

43	SET-OFF

43.1	Application of credit balances. Following the occurrence of and during the continuation of an Event of Default, the Lender may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of the Lender in or towards satisfaction of any sum then due from the Guarantor to the Lender under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

43.2
Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

43.3	No Security Interest. This Clause 13 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Guarantor.

44	SUPPLEMENTAL

44.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times during the Security Period.

44.2
Rights cumulative, non-exclusive. The Lender’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

44.3
No impairment of rights under Guarantee. If the Lender omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Lender under this Guarantee.

44.4
Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

44.5
Guarantee not affected by other security. This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Lender may now or later hold in connection with the Loan Agreement or either Master Agreement.

44.6
Guarantor bound by Loan Agreement and Master Agreements. The Guarantor agrees with the Lender to be bound by all provisions of the Loan Agreement and the Master Agreements which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee and confirms that it is fully familiar with the terms of the Loan Agreement and the other Finance Documents and the Master Agreements.

44.7
Applicability of provisions of Guarantee to other Security Interests. Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.

44.8
Applicability of provisions of Guarantee to other rights. Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

44.9	Third party rights. A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

45	ASSIGNMENT

45.1	Assignment by Lender. The Lender may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Loan Agreement.

46	NOTICES

46.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax:

MC Shipping Inc.
24 Avenue de Fontvieille
PO Box 658
Monaco
Attention: Dominique Sergent

Fax No: (37) 7 92 05 94 16

or to such other address which the Guarantor may notify to the Lender.

46.2	Application of certain provisions of Loan Agreement. Clauses 27.3, 27.4 and 27.5 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

46.3	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement or the relevant Master Agreement (as the case may be);

(b)	at the same time as the service of a notice under clause 18.2 (Events of Default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement and/or the Master Agreements (or either of them) without specifying a particular sum or aggregate sum.

46.4	Notices to Lender. Any notice to the Lender under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Lender under the Loan Agreement.

47	INVALIDITY OF LOAN AGREEMENT

47.1	Invalidity of Loan Agreement. In the event of:

(a)
the Loan Agreement now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of a Borrower, the introduction of any law or any other matter resulting in a Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower concerned had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower concerned had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower concerned under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

47.2	Invalidity of other Finance Documents and Master Agreements. Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party and to the Master Agreement.

48	GOVERNING LAW AND JURISDICTION

48.1	English law. This Guarantee shall be governed by, and construed in accordance with, English law.

48.2	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.

48.3	Choice of forum for the exclusive benefit of the Lender. Clause 18.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee.

48.4
Process agent. The Guarantor irrevocably appoints Marine Legal Services at its registered office for the time being, presently at Gate House, 1 Farringdon Street, London EC4M 7NS, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Guarantee.

48.5
Lender’s rights unaffected. Nothing in this Clause 18 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

48.6	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been entered into as a deed on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

GUARANTOR

EXECUTED as a DEED by	)
MC SHIPPING INC.	)
by	)
its duly authorised attorney	)
in the presence of:	)

LENDER

EXECUTED AS A DEED	)
by SCOTIABANK EUROPE PLC	)
by	)
its duly authorised attorney	)
in the presence of:	)